As filed with the Securities and Exchange Commission on September 22, 2003

Registration No. 333-108729

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TERCICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	26-0042539
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

651 Gateway Boulevard

Suite 950

South San Francisco, CA 94080

(650) 624-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. Scarlett, M.D.

President and Chief Executive Officer

Tercica, Inc.

651 Gateway Boulevard

Suite 950

South San Francisco, CA 94080

(650) 624-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Selim Day, Esq.	Laura A. Berezin, Esq.
Wilson Sonsini Goodrich & Rosati	Cooley Godward LLP
Professional Corporation	Five Palo Alto Square
650 Page Mill Road	Palo Alto, CA 94306-2155
Palo Alto, CA 94304-1050	(650) 843-5000
(650) 493-9300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The purpose of this Amendment No. 1 is solely to file certain exhibits to the Registration Statement, as set forth below in Item 16(a) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee		$6,977.63
NASD filing fee		9,125.00
Nasdaq National Market listing fee		*
Printing costs		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent and Registrar fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that: (1) the registrant is required to indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; (4) the registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification; (5) the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and (6) the registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents in these matters arising prior to such time.

The registrant’s policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. The registrant has also obtained directors and officers insurance to insure such persons against certain liabilities. In addition, the underwriting agreement for this offering contains provisions indemnifying the registrant’s directors and officers against certain liabilities.

The Amended and Restated Investors’ Rights Agreement between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

The indemnification provisions noted above may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Securities Act of 1933, as amended.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein.

Document	Exhibit Number
Form of Underwriting Agreement	1.1
Certificate of Incorporation, as amended, as currently in effect	3.1A
Certificate of Incorporation, to be in effect after offering	3.1C
Bylaws, as currently in effect	3.2A
Bylaws, to be in effect after offering	3.2B
Form of Indemnification Agreement	10.5
Amended and Restated Investors’ Rights Agreement dated July 9, 2003	10.10

Item 15.    Recent Sales of Unregistered Securities.

Since December 2001, the registrant has sold and issued the following unregistered securities:

(1)    Between June 2002 and August 2003, the registrant granted to employees, directors and consultants under its 2002 Executive Stock Plan and 2002 Stock Plan stock options to purchase an aggregate of 5,889,667 shares of the registrant’s common stock at a weighted average exercise price of $0.16 per share. Of these securities, stock options to purchase an aggregate of 2,500 shares were cancelled without being exercised. During the same period, the registrant sold an aggregate of 3,721,778 shares of its common stock to employees for cash consideration in the aggregate amount of $582,177.80 upon the exercise of stock options granted under the 2002 Executive Stock Plan.

(2)    In January 2002, in connection with a bridge loan, the registrant issued warrants to purchase an aggregate of 80,000 shares of Series A preferred stock to T-Bolaget AB. The warrants have an exercise price of $1.00 per share.

(3)    In January 2002, in connection with a bridge loan, the registrant issued warrants to purchase an aggregate of 80,000 shares of Series A preferred stock to Texcel International AB. The warrants have an exercise price of $1.00 per share.

(4)    In February 2002, the registrant sold 5,920,595 shares of common stock to Boat Harbour Ltd., Howard S. Moore, Olle Isaksson, Bengt-Ake Bengtsson, Iain Robinson, Recombinant Partners, Mark Edwards, Peter Clapshaw, David Wolfenden, T-Bolaget, Pausco AS, Polux Investment Corp., Peter Svennilsson, Roger Holtback, Waterview Trust, Hubbard Churcher Trust, Per Henrik Bengtsson, Pontus Bengtsson and Bo C.E. Ramfors at $0.00156 per share for an aggregate offering price of $9,250.91.

(5)    In February 2002, the registrant sold 1,312,642 shares of Common stock to John A. Scarlett at $0.00156 per share for an aggregate offering price of $2,051.00.

(6)    In May 2002, the registrant sold 21,760 shares of Common stock to Boat Harbour Ltd. at $0.00156 per share for an aggregate offering price of $34.00.

(7)    From May 2002 through July 2002, the registrant sold 25,706,667 shares of Series A preferred stock, convertible into 25,706,667 shares of common stock, at $1.00 per share for an aggregate offering price of $25,706,667.00 to entities associated with MPM Capital, L.P., entities associated with Prospect Management Co. II, LLC, Genentech, Inc., T-Bolaget AB, Texcel International AB and entities and persons affiliated with Wilson Sonsini Goodrich & Rosati, P.C.

(8)    In May 2002, in connection with services rendered in the financing associated with the issuance of Series A preferred stock, the registrant issued warrants to purchase an aggregate of 585,000 shares of common stock to Three Crowns Capital Ltd. The warrants have an exercise price of $0.10 per share.

(9)    In July 2003, the registrant sold 35,322,600 shares of Series B preferred stock, convertible into an aggregate of 35,322,600 shares of common stock, at $1.25 per share for an aggregate offering price of $44,153,250.00 to entities associated with MPM Capital, L.P., entities associated with Rho Capital Partners, Inc., entities associated with Prospect Management Co. II, LLC, Care Capital, MedImmune Ventures, Inc., T-Bolaget AB, Texcel International AB and entities and persons affiliated with Wilson Sonsini Goodrich & Rosati, P.C.

The registrant claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph (1) above under Section 4(2) under the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

The registrant claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraph (2), (3), (4), (5), (6), (7), (8) and (9) by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which the registrant relied on Regulation D and/or Section 4(2) represented that they were accredited investors as defined under the Securities Act. The registrant claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

Item 16.    Exhibits and Financial Statement Schedules

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description
1.1	Form of Underwriting Agreement*

3.1A	Certificate of Incorporation, as amended, as currently in effect**

3.1B	Certificate of Incorporation, to effect reverse stock split*

3.1C	Certificate of Incorporation, to be in effect after offering**

3.2A	Bylaws, as currently in effect**

3.2B	Bylaws, to be in effect after offering**

4.1	Form of Specimen Stock Certificate**

5.1	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation**

10.1A	2002 Stock Plan**

10.1B	Form of Stock Option Agreement under the 2002 Stock Plan**

10.2A	2002 Executive Stock Plan**

10.2B	Form of Stock Option Agreement under the 2002 Executive Stock Plan**

10.3A	2003 Stock Plan**

10.3B	Form of Stock Option Agreement under the 2003 Stock Plan**

10.4A	2003 Employee Stock Purchase Plan**

10.4B	Form of Subscription Agreement under the 2003 Employee Stock Purchase Plan**

10.5	Form of Indemnification Agreement**

Exhibit Number	Description

10.6A	Sublease Agreement dated June 24, 2002 between Elan Pharmaceuticals, Inc. and the Registrant**

10.6B	Sublease Agreement dated March 21, 2003 between Elan Pharmaceuticals, Inc. and the Registrant**

10.6C	Lease Agreement dated July 24, 2003 between Gateway Center, LLC and the Registrant**

10.7A	License and Collaboration Agreement, between Genentech, Inc. and the Registrant, dated as of April 15, 2002†

10.7B	First Amendment to the License and Collaboration Agreement, between Genentech, Inc. and the Registrant, dated as of July 25, 2003†

10.7C	International License and Collaboration Agreement, between Genentech, Inc. and the Registrant, dated as of July 25, 2003†

10.8	Manufacturing Services Agreement between the Registrant and Cambrex Bio Science Baltimore, Inc., dated as of December 20, 2002†

10.9A	Key Employment Agreement for John A. Scarlett, M.D. dated February 27, 2002**

10.9B	Amendment to Key Employment Agreement for John A. Scarlett, M.D. dated May 15, 2002**

10.9C	Key Employment Agreement for Ross G. Clark dated May 15, 2002**

10.9D	Employment Letter to Timothy P. Lynch dated September 10, 2002**

10.9E	Key Employment Agreement for Howard Moore dated May 15, 2002**

10.9F	Employment Letter to George Bright, M.D. dated June 4, 2003**

10.9G	Employment Letter to Andrew Grethlein dated March 5, 2003**

10.9H	Employment Letter to Michael Parker dated December 9, 2002**

10.9I	Employment Letter to Ira Wallis dated February 24, 2003**

10.10	Amended and Restated Investors’ Rights Agreement dated July 9, 2003**

23.1	Consent of Ernst & Young LLP, Independent Auditors**

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)**

24.1	Power of Attorney (see page II-6 to this Form S-1)**

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. Omitted portions have been filed separately with the SEC.

(b)  Financial Statement Schedules

All schedules are omitted because they are not applicable or the required information is shown in the financial statements, or notes thereto.

Item 17.    Undertakings.

The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to Delaware General Corporation Law, the Certificate of Incorporation or Bylaws of the registrant, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on September 22, 2003.

TERCICA, INC.

By:	/s/ TIMOTHY P. LYNCH

Timothy P. Lynch Chief Financial Officer and Senior Vice President of Corporate Development

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons on behalf of the registrant on September 22, 2003:

Signature	Title

/s/ JOHN A. SCARLETT* John A. Scarlett, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ TIMOTHY P. LYNCH Timothy P. Lynch	Chief Financial Officer and Senior Vice President of Corporate Development (Principal Accounting and Financial Officer)

/s/ ALEXANDER BARKAS* Alexander Barkas, Ph.D.	Director

/s/ ROSS G. CLARK* Ross G. Clark, Ph.D.	Director

/s/ DENNIS HENNER* Dennis Henner, Ph.D.	Director

/s/ WAYNE T. HOCKMEYER* Wayne T. Hockmeyer, Ph.D.	Director

/s/ OLLE ISAKSSON* Olle Isaksson, M.D., Ph.D.	Director

/s/ ASHLEY LEDBETTER* Ashley Ledbetter, Ph.D.	Director

/s/ MARK LESCHLY* Mark Leschly	Director

*By:	/s/ TIMOTHY P. LYNCH
Timothy P. Lynch Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement*

3.1A	Certificate of Incorporation, as amended, as currently in effect**

3.1B	Certificate of Incorporation, to effect reverse stock split*

3.1C	Certificate of Incorporation, to be in effect after offering**

3.2A	Bylaws, as currently in effect**

3.2B	Bylaws, to be in effect after offering**

4.1	Form of Specimen Stock Certificate**

5.1	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation**

10.1A	2002 Stock Plan**

10.1B	Form of Stock Option Agreement under the 2002 Stock Plan**

10.2A	2002 Executive Stock Plan**

10.2B	Form of Stock Option Agreement under the 2002 Executive Stock Plan**

10.3A	2003 Stock Plan**

10.3B	Form of Stock Option Agreement under the 2003 Stock Plan**

10.4A	2003 Employee Stock Purchase Plan**

10.4B	Form of Subscription Agreement under the 2003 Employee Stock Purchase Plan**

10.5	Form of Indemnification Agreement**

10.6A	Sublease Agreement dated June 24, 2002 between Elan Pharmaceuticals, Inc. and the Registrant**

10.6B	Sublease Agreement dated March 21, 2003 between Elan Pharmaceuticals, Inc. and the Registrant**

10.6C	Lease Agreement dated July 24, 2003 between Gateway Center, LLC and the Registrant**

10.7A	License and Collaboration Agreement, between Genentech, Inc. and the Registrant, dated as of April 15, 2002†

10.7B	First Amendment to the License and Collaboration Agreement, between Genentech, Inc. and the Registrant, dated as of July 25, 2003†

10.7C	International License and Collaboration Agreement, between Genentech, Inc. and the Registrant, dated as of July 25, 2003†

10.8	Manufacturing Services Agreement between the Registrant and Cambrex Bio Science Baltimore, Inc., dated as of December 20, 2002†

10.9A	Key Employment Agreement for John A. Scarlett, M.D. dated February 27, 2002**

10.9B	Amendment to Key Employment Agreement for John A. Scarlett, M.D. dated May 15, 2002**

10.9C	Key Employment Agreement for Ross G. Clark dated May 15, 2002**

10.9D	Employment Letter to Timothy P. Lynch dated September 10, 2002**

10.9E	Key Employment Agreement for Howard Moore dated May 15, 2002**

10.9F	Employment Letter to George Bright, M.D. dated June 4, 2003**

10.9G	Employment Letter to Andrew Grethlein dated March 5, 2003**

10.9H	Employment Letter to Michael Parker dated December 9, 2002**

Exhibit Number	Description
10.9I	Employment Letter to Ira Wallis dated February 24, 2003**

10.10	Amended and Restated Investors’ Rights Agreement dated July 9, 2003**

23.1	Consent of Ernst & Young LLP, Independent Auditors**

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)**

24.1	Power of Attorney (see page II-6 to this Form S-1)**

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. Omitted portions have been filed separately with the SEC.